Exhibit 10.10

AGREEMENT AND GENERAL RELEASE READ IT CAREFULLY

NOTICE TO GARY C. LORADITCH:

This is a very important legal document, and you should carefully review and understand the terms and effects of this document before signing it. By signing this Agreement and General Release (“Agreement”), you are agreeing to release Baltimore County Savings Bank, F.S.B., Baltimore County Savings Bank, M.H.C., BCSB Bankcorp, Inc. and others from all liability to you as detailed in such Agreement. Therefore, you should consult with an attorney before signing the Agreement. If you choose to sign the Agreement, you will have seven (7) days following the date of your signature to revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.

This is an Agreement and General Release by and between Gary C. Loraditch and his heirs, administrators, beneficiaries, and assigns (individually and collectively “Loraditch”) and Baltimore County Savings Bank, F.S.B., Baltimore County Savings Bank, M.H.C., and BCSB Bankcorp, Inc. (sometimes collectively referred to hereinafter as the “Employers”). The parties, intending to be legally bound, agree as follows:

1.     Termination; Payments to Loraditch, Etc.

a.     Effective July 24, 2006 (the “Effective Date”), Loraditch hereby voluntarily resigns (i) from employment with the Employers and (ii) as a member of the Board of Directors of each of Baltimore County Savings Bank, F.S.B., Baltimore County Savings Bank, M.H.C., and BCSB Bankcorp, Inc., as well as the board of directors of any subsidiary or affiliate of the foregoing not specifically identified herein.

b.     Following the Effective Date of this Agreement, the Employers shall pay to Loraditch a single payment equal to the sum of the separate items set forth in Appendix A (attached hereto), less all appropriate taxes and withholdings. Such payment shall be made not later than seven (7) business days after the Effective Date of this Agreement. In the event that Loraditch shall die prior to receipt of the payment noted herein, such payments shall nevertheless be made to the estate of Loraditch.

c.     The Employers acknowledge this Agreement shall not affect the rights of Loraditch under the following plans and agreements, which rights shall be determined by reference to the provisions of the applicable plans and agreements, except as otherwise noted below:

•	BCSB Bankcorp, Inc. Employee Stock Ownership Plan
•	Baltimore County Savings Bank, F.S.B. Employees’ Savings and Profit Sharing Plan and Trust
•	Baltimore County Savings Bank, F.S.B. Amended and Restated Deferred Compensation Plan
•	Any stock option agreements and related stock option plans evidencing the award of stock options to acquire the Common Stock of BCSB Bankcorp, Inc.

Loraditch will not have any rights with respect to any other plan, agreement or other arrangement (other than those specifically described in paragraph 1d. of this Agreement). Notwithstanding the foregoing, this Agreement shall not affect Loraditch’s right to elect continuation coverage under any employee welfare benefit plan sponsored by the Employers to the extent such election is authorized under federal or state law. Employers shall make COBRA continuation coverage available to Loraditch and his dependents at no cost to the Employers for an 18-month period or such later period as may be required under applicable law.

d.     Effective July 24, 2006, Loraditch hereby agrees that he will forfeit any restricted stock and stock options which were previously granted to him under the BCSB Bankcorp 1999 Stock Option Plan and the BCSB Bankcorp, Inc. Management Recognition Plan and which have not become vested or exercisable as of that date. With respect to any stock options which have become exercisable as of the Effective Date, Loraditch may continue to exercise those options for one year from his date of termination, in accordance with the terms and conditions under which they were granted (as evidenced in the plan document and the separate award agreements providing for the grants) and applicable tax laws.

e.     In the event that the Employers breach any of their obligations under paragraph b, Loraditch agrees that his sole remedy shall be an action to recover the amount set forth in Appendix A to the extent not previously paid, and any recovery shall be limited to such amount. Loraditch further agrees that, in any and/or all such circumstances, all of his obligations and releases under this Agreement will remain in full force and effect.

2.     Costs, Including Attorneys’ Fees. Loraditch understands and agrees that the Employers shall not be liable to Loraditch and/or any present or former attorney for any costs, expenses, or attorneys’ fees of any kind or amount. Further, Loraditch expressly agrees that he is not to be considered to be the “prevailing” or “successful” party within the meaning of any statute, rule, or other law.

3.     Release of Claims.

a.     In exchange for the consideration set forth in this Agreement and intending to be legally bound, Loraditch, and all other persons or entities claiming with, by, or through him, hereby releases and forever discharges the Employers, their predecessors, successors, affiliates, subsidiaries, parents, partners and all of their present and past directors, officers, agents, employees and attorneys, and all other persons or entities who could be said to be jointly or severally liable with them (individually and collectively the “Releasees”) from any and all liabilities, claims, actions, causes of action or suits presently asserted or not asserted, accrued or unaccrued, known or unknown, that Loraditch had, now has, or may have or could claim to have against them, from the beginning of time to the date of execution of this Agreement, including, but not limited to, all claims and rights: (i) in any way arising from or based upon Loraditch’s employment or service with the Employers; provided, however, nothing contained at Section 3 of this Agreement or elsewhere shall be deemed or construed to constitute a waiver or limitation by Loraditch with respect to his rights to indemnification for any and all actions taken as an employee, officer, or director of the Employers, in accordance with the applicable charter or articles of incorporation and bylaws of each of the corporations constituting the Employers and related regulations of the Office of Thrift Supervision; or (ii) which relate in any way to the termination of Loraditch’s employment and other duties with the Employers, whether pursuant to any oral or written agreements that precede this Agreement. For the same exchange of consideration referenced immediately above, and intending to be legally bound, Loraditch, and all other persons or entities claiming with, by, or through him, also releases the Releasees from any and all liabilities, claims, actions, causes of action or suits presently asserted or not asserted, accrued or unaccrued, known or unknown, that Loraditch had, now has, or may have or could claim to have against them, from the beginning of time to the date of execution of this Agreement, including, but not limited to, all claims and rights in any way arising from or based upon any claims for wrongful discharge, libel, slander, breach of contract, impairment of economic opportunity, intentional infliction of emotional distress or any other tort, or claims under federal, state, or local constitutions, statutes, regulations, ordinances, or common law, including without limitation claims under the Federal Age Discrimination in Employment Act, the Federal Older Workers Benefit Protection Act, Title VII of Civil Rights Act of 1964, the Americans with

Disabilities Act, the Maryland Wage Payment and Collection Law, the Maryland Wage and Hour Law, the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the American with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other statute or law, but excluding any waiver or release from the continuing rights to indemnification as referenced at Section 3(i) herein.

b.     The Employers (including their predecessors, successors, affiliates, subsidiaries, parents, partners and all of their present and past directors, officers, agents, employees and attorneys, and all other persons or entities who could be said to be jointly or severally liable with them (individually and collectively)) hereby releases and forever discharges from any and all liabilities, claims, actions, causes of action or suits presently asserted or not asserted, accrued or unaccrued, known or unknown, that the Employers had, now have, or may have or could claim to have against Loraditch and his heirs and assigns, from the beginning of time to the date of execution of this Agreement, including, but not limited to, all claims and rights: (i) in any way arising from or based upon Loraditch’s employment or service with the Employers; or (ii) which relate in any way to the termination of Loraditch’s employment and other duties with the Employers, whether pursuant to any oral or written agreements that precede this Agreement.

c.     The provisions set forth at Section 3, herein, shall survive any termination of this agreement as well as the death of Loraditch.

4.     No Admission of Wrongdoing. The parties hereto agree that this Agreement is not to be construed as a finding or admission of wrongdoing or liability or illegal or unethical conduct by any party. Nothing in this Agreement shall constitute precedent or evidence in any investigation, proceeding, or trial, with the exception that this Agreement shall be admissible evidence in any proceeding to enforce its terms or secure a remedy for breach of its terms.

5.    Return of Property. On or before the Effective Date, Loraditch agrees to return to Employers all of their property in his possession, including, but not limited to, reports, files, mailing lists, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which Loraditch received, prepared or helped prepare in connection with his employment with Employers, and Loraditch further agrees not to retain any copies, duplicates, reproductions or excerpts of such property.

6.     Confidential Information.

a.     Loraditch agrees that he will not communicate the terms and conditions of the discussions pertaining to and preceding finalization of this Agreement to any persons other than his spouse, attorneys, and tax advisors, except as may be required by law or a court or regulatory agency of competent jurisdiction.

b.     Loraditch acknowledges that, during the course of the employment relationship, he was privy to confidential and proprietary business information belonging to the Employers (“Confidential Information”), the unauthorized disclosure of which could cause serious and irreparable injury to the Employers. The information includes, but is not limited to, information concerning existing and prospective expansion plans; existing and potential financing arrangements; existing and potential marketing plans and activities; proprietary computer software programs and applications; business plans and strategies and other non-public information. Loraditch agrees to hold and safeguard the Confidential Information in trust for the Employers, their successors and assigns, and agrees that he will not, for a period of three (3) years from the date of this Agreement, misappropriate, use for his own advantage, disclose or otherwise make available to anyone who is not an officer of the Employers, for any reason, any of the Confidential Information, regardless of whether the Confidential Information was developed or prepared by him or others. The scope of this Agreement includes, but not limited to, information that is patented, patentable, copyrighted or technically classifiable as a trade secret.

7.     Notice of Requests for Information.

a.     In the event that Loraditch receives a subpoena, interrogatory, document request, or request for admission, notice of deposition, or other legal paper (“legal document”) or other written or any oral request, that might call for disclosure of Confidential Information or information relating to the Employers, Loraditch shall as soon as possible and in any event no later than forty-eight (48) hours after receipt of such request, notify the Employers and its counsel, by telephone and in writing, of such request. The notice shall include the information contained in the legal document or any other request, and shall attach a copy of such legal document, or written request. If a request for information relating to the Employers is made orally, then Loraditch shall, as soon as possible and in any event no later than seventy-two (72) hours after receipt of the request, notify the Employers and its counsel by telephone and in writing of receipt of the request and provide to the Employers any information Loraditch has concerning the request, including, but not limited to, the date, time and place the request was received, the party or parties from whom the request was received, the specific nature and substance of the request and the purpose of the request.

b.     If Loraditch receives any legal document, or other written or oral request for confidential information, he shall also notify the person or persons seeking disclosure of information relating to the Employers, and, if known, the person, persons or entity on whose behalf the request was made, that the information requested is confidential and subject to this Agreement, and that it may not be revealed.

c.     Loraditch shall provide, with the Employers to reimburse all properly verified and pre-approved out-of-pocket expenses, his assistance and cooperation in any efforts by the Employers to avoid the disclosure of Confidential Information, including, but not limited to, any attempts by the Employers to obtain a protective order from a Court prohibiting its disclosure. If the Employers are unable to obtain a protective order, then Loraditch will only disclose that Confidential Information which he is legally required to disclose.

8.     Cooperation and Non-Disparagement. The parties agree that they will not disparage or make derogatory comments about each other or the Employers’ present and former officers, directors, employees, agents, or attorneys, or their business practices. Further, the Employers will not make any public disclosure of the Agreement without first obtaining the prior review of the contents of such disclosure from Loraditch.

9.     Agreement Not to Sue. The parties agree never to sue, institute, cause to institute, assist any other person or entity in instituting or permit to be instituted any legal or administrative proceeding relating to or arising out of any claim and/or cause of action released in paragraph 3 above.

10.     Injunctive Relief. The parties agree that any breach of the agreements and representations set forth in paragraphs 6, 7, 8, and 9 will cause the Employers irreparable harm, that such injury cannot be remedied adequately by the recovery of monetary damages, that upon such a breach the Employers shall be entitled, in addition to and not in lieu of, any and all other remedies, to injunctive or other equitable relief without the posting of any bond or undertaking and that such injunctive and/or equitable relief will not work a hardship on him. The Employers further agree that in any and/or all such circumstances, all of their obligations under this Agreement will remain in full force and effect.

11.     Choice of Law. This Agreement shall be governed by, construed under and enforced pursuant to the laws of the State of Maryland, except to the extent that federal law applies.

12.     Agreement Freely and Voluntarily Entered Into. Loraditch warrants and represents that he has signed this Agreement after review and consultation with legal counsel of his choice and that he understands this Agreement and signs it freely, knowingly and voluntarily, without any legal reservation and fully intending to be legally bound hereby. Loraditch acknowledges that he was provided an opportunity to review and consider this Agreement for twenty-one (21) calendar days before the date of his resignation (July 24, 2006) or that he has voluntarily waived this twenty-one (21) day consideration period. Loraditch further acknowledges and agrees that this Agreement does not release him from any obligation under any contract or agreement he entered into as a customer of Baltimore County Savings Bank, F.S.B. and that such obligations shall be determined solely by reference to the terms of such contract or agreement; provided, however, that to extent such action is not inconsistent with such contract or agreement or any applicable law or regulation, Baltimore County Savings Bank, F.S.B. reserves the right to set-off any payments otherwise due Loraditch under this Agreement in the event of a default by Loraditch in his obligations thereunder.

13.     Complete Written Settlement. This Agreement expresses a full and complete settlement of all matters outstanding between Loraditch and the Employers. Loraditch agrees that there are absolutely no agreements or reservations relating to Loraditch’s retirement and Loraditch’s release of the Employers that are not clearly expressed in writing herein. This Agreement may not be modified except in writing signed by all parties hereto. Loraditch specifically acknowledges and agrees that, as of the effective date of this Agreement, the Amended and Restated Change In Control Severance Agreement between Loraditch and Baltimore County Savings Bank, F.S.B. dated as of October 22, 1997 is terminated and, thereafter, shall be without force or effect.

14.     Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

15.     Counterparts. This Agreement may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.

16.     Termination of this Agreement.

a.    Notwithstanding any other provisions of this Agreement, this Agreement shall terminate automatically upon Loraditch’s death and Loraditch’s rights under this Agreement shall cease as of the date of such termination, except for the rights to receive the payments as detailed at Section 1(b).

b.     Notwithstanding any other provisions of this Agreement, the Employers may terminate this Agreement if Loraditch breaches any of the agreements and representations set forth in paragraphs 6, 7, 8, and 9 of this Agreement.

17.     Regulatory Compliance.

a.     Notwithstanding any other provision in this Agreement, the Employers’ obligations hereunder are subject to compliance with all applicable federal and state regulatory requirements. The Employers may, at any time, take such action it deems necessary to comply with all such applicable regulatory requirements, including suspending payments under this Agreement or terminating the Agreement in its entirety. Any payments made or benefits provided to Loraditch pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder and the provisions of 12 C.F.R. Section 563.39. As of the date of this Agreement, the Employers each represent and warrant that they do not know of any circumstance, event or written document that each such Employer has received or anticipates that it will receive from the Office of Thrift Supervision or other governmental agency which would cause the Employer to withhold or suspend any payments set forth in the Agreement to be made to Loraditch.

b.     Further, any payments due in accordance with this Agreement or as referenced at Section 1(c) shall be delayed as may be necessary so that such payments, when made, will not result in Loraditch incurring the 20% tax penalty liabilities set forth at Section 409A of the Internal Revenue Code of 1986, as amended.

*  *  *

AGREED TO AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES BELOW HAVE EXECUTED THIS RETIREMENT AGREEMENT AND GENERAL RELEASE AS OF THE 24th DAY OF JULY, 2006.

WITNESS:

/s/ Ronald A. Decker		/s/ Gary C. Loraditch
Name:	Ronald A. Decker	Gary C. Loraditch
Title:	Attorney

ATTEST: FSB		BALTIMORE COUNTY SAVINGS BANK,

/s/ David M. Meadows		/s/ Henry V. Kahl
Name:	David M. Meadows	Name:	Henry V. Kahl
Title:	S. V. President and General Counsel	Title:	Chairman

ATTEST:		BCSB BANKCORP, INC.

/s/ David M. Meadows		/s/ Henry V. Kahl
Name:	David M. Meadows	Name:	Henry V. Kahl
Title:	S. V. President and General Counsel	Title:	Chairman

ATTEST: MHC		BALTIMORE COUNTY SAVINGS BANK,

/s/ David M. Meadows		/s/ Henry V. Kahl
Name:	David M. Meadows	Name:	Henry V. Kahl
Title:	S. V. President and General Counsel	Title:	Chairman

Appendix A

Payment representing one year of base salary:	$239,408.00

Payment representing accrued unused vacation and sick leave:	$14,732.80

Payment representing cash equivalent of one year of health insurance:	$12,108.00

Payment representing one year’s car allowance:	$9,600.00

Total payment under Paragraph 1 of the Agreement:	$275,848.80